                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D. C.  20549

                                                                    --------------------------------------
                                  FORM N-17F-2                                OMB Approval
                                                                    --------------------------------------
                                                                    OMB Number:                 3235-0360
 Certificate of Accounting of Securities and Similar Investments    Expires:
       in the Custody of Management Investment Companies            Estimated average burden hours
                                                                     per response....................0.05
                                                                    --------------------------------------
                   Pursuant to Rule 17f-2 [17 CFR 270.17f-2]

-----------------------------------------------------------------------------------------------------------------------------------
1.  Investment Company Act File Number:                              Date examination completed:

811-05430                                                            May 29, 1998
-----------------------------------------------------------------------------------------------------------------------------------
2.  State Indentification Number: See Attachment A

-----------------------------------------------------------------------------------------------------------------------------------
   AL   None           AK   Attach.        AZ   Attach.        AR   Attach.        CA   Attach.        CO Attach.
-----------------------------------------------------------------------------------------------------------------------------------
   CT   Attach.        DE   None           DC   None           FL Attach.          GA Attach.          HI   None
-----------------------------------------------------------------------------------------------------------------------------------
   ID   Attach.        IL Attach.          IN Attach.          IA   Attach.        KS   Attach.        KY Attach.
-----------------------------------------------------------------------------------------------------------------------------------
   LA Attach.          ME   Attach.        MD   Attach.        MA   None           MI   Attach.        MN Attach.
-----------------------------------------------------------------------------------------------------------------------------------
   MS   Attach.        MO   Attach.        MT   Attach.        NE   Attach.        NV   None           NH   None
-----------------------------------------------------------------------------------------------------------------------------------
   NJ   None           NM   Attach.        NY   Attach.        NC Attach.          ND   Attach.        OH Attach.
-----------------------------------------------------------------------------------------------------------------------------------
   OK Attach.          OR Attach.          PA Attach.          RI   None           SC   Attach.        SD   Attach.
-----------------------------------------------------------------------------------------------------------------------------------
   TN Attach.          TX   Attach.        UT Attach.          VT   Attach         VA Attach.          WA   Attach.
-----------------------------------------------------------------------------------------------------------------------------------
   WV   Attach.        WI   Attach.        WY Attach.          PR Attach.
-----------------------------------------------------------------------------------------------------------------------------------
   Other (specify):
3. Exact Name of Investment Company as Specified in Registration Statement:
-----------------------------------------------------------------------------------------------------------------------------------
          SSgA Funds

-----------------------------------------------------------------------------------------------------------------------------------

4. Address of principal executive office (number, street, city, state, zip code):
-----------------------------------------------------------------------------------------------------------------------------------
          909 A Street, Tacoma, WA  98402

-----------------------------------------------------------------------------------------------------------------------------------

INSTRUCTIONS

This Form must be completed by investment companies that have custody of securities or similar investments.

INVESTMENT COMPANY
1.   All items must be completed by the investment company.
2. Give this Form to the independent public accountant who, in compliance with Rule 17f-2 under the Act and applicable state law, examines securities and similar investments in the custody of the investment company.

ACCOUNTANT
3. Submit this Form to the Securities and Exchange Commission and appropriate state securities administrators when filing the certificate of accounting required by Rule 17f-2 under the Act and applicable state law. File the original and one copy with the Securities and Exchange Commission's principal office in Washington, D. C., one copy with the regional office for the region in which the investment company's principal business operations are conducted, and one copy with the appropriate state administrator(s), if applicable.

         THIS FORM MUST BE GIVEN TO YOUR INDEPENDENT PUBLIC ACCOUNTANT

                                  SSgA FUNDS
                                 ATTACHMENT A
                                TO FORM N-17F-2
                                 MAY 29, 1998

-----------------------------------------------------------------------------------------
STATE                  FUND/PORTFOLIO                          FILE NO.
-----------------------------------------------------------------------------------------
Alabama                Money Market (A,B,C)                    None
-----------------------------------------------------------------------------------------
                       US Govt. Money Market (A,B,C)           None
-----------------------------------------------------------------------------------------
                       Yield Plus                              None
-----------------------------------------------------------------------------------------
                       S&P 500 Index                           None
-----------------------------------------------------------------------------------------
                       Small Cap                               None
-----------------------------------------------------------------------------------------
                       Matrix Equity                           None
-----------------------------------------------------------------------------------------
                       US Treasury Money Market                None
-----------------------------------------------------------------------------------------
                       Intermediate                            None
-----------------------------------------------------------------------------------------
                       Growth and Income                       None
-----------------------------------------------------------------------------------------
                       Prime Money Market                      None
-----------------------------------------------------------------------------------------
                       Emerging Markets                        None
-----------------------------------------------------------------------------------------
                       Tax Free Money Market (A,B,C)           None
-----------------------------------------------------------------------------------------
                       Active International                    None
-----------------------------------------------------------------------------------------
                       Bond Market                             None
-----------------------------------------------------------------------------------------
                       Life Solutions Growth                   None
-----------------------------------------------------------------------------------------
                       Life Solutions Balanced                 None
-----------------------------------------------------------------------------------------
                       Life Solutions Income and Growth        None
-----------------------------------------------------------------------------------------
                       High Yield Bond                         None
-----------------------------------------------------------------------------------------
                       International Growth Opportunities      None
-----------------------------------------------------------------------------------------
                       Real Estate Equity                      None
-----------------------------------------------------------------------------------------
                       Special Equity                          None
-----------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------
STATE                  FUND/PORTFOLIO                       FILE NO.
-----------------------------------------------------------------------------------------
Alaska                 Money Market (A,B,C)                 97-02034
-----------------------------------------------------------------------------------------
                       US Govt. Money Market (A,B,C)        96-03212
-----------------------------------------------------------------------------------------
                       Yield Plus                           97-00842
-----------------------------------------------------------------------------------------
                       S&P 500 Index                        97-02035
-----------------------------------------------------------------------------------------
                       Small Cap                            97-02038
-----------------------------------------------------------------------------------------
                       Matrix Equity                        97-02037
-----------------------------------------------------------------------------------------
                       US Treasury Money Market             97-02036
-----------------------------------------------------------------------------------------
                       Intermediate                         96-00225
-----------------------------------------------------------------------------------------
                       Growth and Income                    96-00224
-----------------------------------------------------------------------------------------
                       Prime Money Market                   98-02592
-----------------------------------------------------------------------------------------
                       Emerging Markets                     98-02951
-----------------------------------------------------------------------------------------
                       Tax Free Money Market (A,B,C)        97-00392
-----------------------------------------------------------------------------------------
                       Active International                 97-03182
-----------------------------------------------------------------------------------------
                       Bond Market                          98-02593
-----------------------------------------------------------------------------------------
                       Life Solutions Growth                97-63232
-----------------------------------------------------------------------------------------
                       Life Solutions Balanced              97-03231
-----------------------------------------------------------------------------------------
                       Life Solutions Income and Growth     97-03233
-----------------------------------------------------------------------------------------
                       High Yield Bond                      98-03693
-----------------------------------------------------------------------------------------
                       International Growth Opportunities   98-03690
-----------------------------------------------------------------------------------------
                       Real Estate Equity                   98-03692
-----------------------------------------------------------------------------------------
                       Special Equity                       98-03691
-----------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------
STATE                  FUND/PORTFOLIO                         FILE NO.
----------------------------------------------------------------------------------------
Arizona                Money Market - Class A                 S-0032725
----------------------------------------------------------------------------------------
                       US Govt. Money Market - Class A        S-0032055
----------------------------------------------------------------------------------------
                       Yield Plus                             S-0032727
----------------------------------------------------------------------------------------
                       S&P 500 Index                          S-0032841
----------------------------------------------------------------------------------------
                       Small Cap                              S-0032842
----------------------------------------------------------------------------------------
                       Matrix Equity                          S-0032843
----------------------------------------------------------------------------------------
                       US Treasury Money Market               S-0032728
----------------------------------------------------------------------------------------
                       Intermediate                           S-0035878
----------------------------------------------------------------------------------------
                       Growth and Income                      S-0035877
----------------------------------------------------------------------------------------
                       Prime Money Market                     S-0038468
----------------------------------------------------------------------------------------
                       Emerging Markets                       S-0038467
----------------------------------------------------------------------------------------
                       Tax Free Money Market - Class A        S-0041515
----------------------------------------------------------------------------------------
                       Active International                   S-0044972
----------------------------------------------------------------------------------------
                       Bond Market                            S-0048186
----------------------------------------------------------------------------------------
                       Life Solutions Growth                  S-0054603-QUAL
----------------------------------------------------------------------------------------
                       Life Solutions Balanced                S-0054602-QUAL
----------------------------------------------------------------------------------------
                       Life Solutions Income and Growth       S-0054604-QUAL
----------------------------------------------------------------------------------------
                       High Yield Bond                        S-0058213
----------------------------------------------------------------------------------------
                       International Growth Opportunities     S-0058214
----------------------------------------------------------------------------------------
                       Real Estate Equity                     S-0058215
----------------------------------------------------------------------------------------
                       Special Equity                         S-0058216
----------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------
STATE                  FUND/PORTFOLIO                          FILE NO.
-----------------------------------------------------------------------------------------
Arkansas               Money Market (A,B,C)                    93-M0042-01
-----------------------------------------------------------------------------------------
                       US Govt. Money Market (A,B,C)           93-M0042-02
-----------------------------------------------------------------------------------------
                       Yield Plus                              93-M0042-04
-----------------------------------------------------------------------------------------
                       S&P 500 Index                           93-M0042-08
-----------------------------------------------------------------------------------------
                       Small Cap                               93-M0042-07
-----------------------------------------------------------------------------------------
                       Matrix Equity                           93-M0042-11
-----------------------------------------------------------------------------------------
                       US Treasury Money Market                93-M0042-05
-----------------------------------------------------------------------------------------
                       Intermediate                            93-M0042-13
-----------------------------------------------------------------------------------------
                       Growth and Income                       93-M0042-12
-----------------------------------------------------------------------------------------
                       Prime Money Market                      93-M0042-09
-----------------------------------------------------------------------------------------
                       Emerging Markets                        93-M0042-14
-----------------------------------------------------------------------------------------
                       Tax Free Money Market (A,B,C)           93-M0042-10
-----------------------------------------------------------------------------------------
                       Active International                    93-M0042-15
-----------------------------------------------------------------------------------------
                       Bond Market                             93-M0042-16
-----------------------------------------------------------------------------------------
                       Life Solutions Growth                   97-M0485-01
-----------------------------------------------------------------------------------------
                       Life Solutions Balanced                 97-M0485-02
-----------------------------------------------------------------------------------------
                       Life Solutions Income and Growth        97-M0485-03
-----------------------------------------------------------------------------------------
                       High Yield Bond                         93-M0042-20
-----------------------------------------------------------------------------------------
                       International Growth Opportunities      93-M0042-23
-----------------------------------------------------------------------------------------
                       Real Estate Equity                      93-M0042-21
-----------------------------------------------------------------------------------------
                       Special Equity                          93-M0042-22
-----------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------
California             Fund                                    307-8535
-----------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------
STATE                  FUND/PORTFOLIO                          FILE NO.
-----------------------------------------------------------------------------------------
Colorado               Fund                                    IC92-04-732
-----------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------
Connecticut            Money Market (A,B,C)                    SI23492
-----------------------------------------------------------------------------------------
                       US Govt. Money Market (A,B,C)           SI23496
-----------------------------------------------------------------------------------------
                       Yield Plus                              SI20250
-----------------------------------------------------------------------------------------
                       S&P 500 Index                           SI23493
-----------------------------------------------------------------------------------------
                       Small Cap                               SI23494
-----------------------------------------------------------------------------------------
                       Matrix Equity                           SI23491
-----------------------------------------------------------------------------------------
                       US Treasury Money Market                SI23332
-----------------------------------------------------------------------------------------
                       Intermediate                            SI26418
-----------------------------------------------------------------------------------------
                       Growth and Income                       SI26417
-----------------------------------------------------------------------------------------
                       Prime Money Market                      SI28814
-----------------------------------------------------------------------------------------
                       Emerging Markets                        SI28813
-----------------------------------------------------------------------------------------
                       Tax Free Money Market (A,B,C)           SI31659
-----------------------------------------------------------------------------------------
                       Active International                    SI33594
-----------------------------------------------------------------------------------------
                       Bond Market                             SI37760
-----------------------------------------------------------------------------------------
                       Life Solutions Growth                   SI43497
-----------------------------------------------------------------------------------------
                       Life Solutions Balanced                 SI43495
-----------------------------------------------------------------------------------------
                       Life Solutions Income and Growth        SI43496
-----------------------------------------------------------------------------------------
                       High Yield Bond                         SI46697
-----------------------------------------------------------------------------------------
                       International Growth Opportunities      SI46700
-----------------------------------------------------------------------------------------
                       Real Estate Equity                      SI46698
-----------------------------------------------------------------------------------------
                       Special Equity                          SI46699
-----------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------
STATE                         FUND/PORTFOLIO                          FILE NO.
-----------------------------------------------------------------------------------------
Delaware                      Money Market (A,B,C)                    None
-----------------------------------------------------------------------------------------
                              US Govt. Money Market (A,B,C)           None
-----------------------------------------------------------------------------------------
                              Yield Plus                              None
-----------------------------------------------------------------------------------------
                              S&P 500 Index                           None
-----------------------------------------------------------------------------------------
                              Small Cap                               None
-----------------------------------------------------------------------------------------
                              Matrix Equity                           None
-----------------------------------------------------------------------------------------
                              US Treasury Money Market                None
-----------------------------------------------------------------------------------------
                              Intermediate                            None
-----------------------------------------------------------------------------------------
                              Growth and Income                       None
-----------------------------------------------------------------------------------------
                              Prime Money Market                      None
-----------------------------------------------------------------------------------------
                              Emerging Markets                        None
-----------------------------------------------------------------------------------------
                              Tax Free Money Market (A,B,C)           None
-----------------------------------------------------------------------------------------
                              Active International                    None
-----------------------------------------------------------------------------------------
                              Bond Market                             None
-----------------------------------------------------------------------------------------
                              Life Solutions Growth                   None
-----------------------------------------------------------------------------------------
                              Life Solutions Balanced                 None
-----------------------------------------------------------------------------------------
                              Life Solutions Income and Growth        None
-----------------------------------------------------------------------------------------
                              High Yield Bond                         None
-----------------------------------------------------------------------------------------
                              International Growth Opportunities      None
-----------------------------------------------------------------------------------------
                              Real Estate Equity                      None
-----------------------------------------------------------------------------------------
                              Special Equity                          None
-----------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------
 District of Columbia         Fund                                    None
-----------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------
Florida                       Fund                                    32439(8)
-----------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------
Georgia                       Fund                                    56901420
-----------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------
Hawaii                        Fund                                    None
-----------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------
STATE                         FUND/PORTFOLIO                       FILE NO.
----------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------
Idaho                         Money Market (A, B, C)               41645
----------------------------------------------------------------------------------------
                              US Govt. Money Market (A,B,C)        43070
----------------------------------------------------------------------------------------
                              Yield Plus                           42382
----------------------------------------------------------------------------------------
                              S&P 500 Index                        43170
----------------------------------------------------------------------------------------
                              Small Cap                            42065
----------------------------------------------------------------------------------------
                              Matrix Equity                        43169
----------------------------------------------------------------------------------------
                              US Treasury Money Market             43072
----------------------------------------------------------------------------------------
                              Intermediate                         43808
----------------------------------------------------------------------------------------
                              Growth and Income                    43809
----------------------------------------------------------------------------------------
                              Prime Money Market                   44407
----------------------------------------------------------------------------------------
                              Emerging Markets                     44408
----------------------------------------------------------------------------------------
                              Tax Free Money Market (A,B,C)        45101
----------------------------------------------------------------------------------------
                              Active International                 45869
----------------------------------------------------------------------------------------
                              Bond Market                          46553
----------------------------------------------------------------------------------------
                              Life Solutions Growth                48057
----------------------------------------------------------------------------------------
                              Life Solutions Balanced              48056
----------------------------------------------------------------------------------------
                              Life Solutions Income and Growth     48055
----------------------------------------------------------------------------------------
                              High Yield Bond                      49264
----------------------------------------------------------------------------------------
                              International Growth Opportunities   49265
----------------------------------------------------------------------------------------
                              Real Estate Equity                   49266
----------------------------------------------------------------------------------------
                              Special Equity                       49267
----------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------
Illinois                      Fund                                 R9736243
----------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------
Indiana                       Fund                                 93-0052-IC
----------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------
STATE                    FUND/PORTFOLIO                         FILE NO.
----------------------------------------------------------------------------------------
Iowa                     Money Market - Class A                 I-29044
----------------------------------------------------------------------------------------
                         US Govt. Money Market - Class A        I-29033
----------------------------------------------------------------------------------------
                         Yield Plus                             I-29035
----------------------------------------------------------------------------------------
                         S&P 500 Index                          I-29064
----------------------------------------------------------------------------------------
                         Small Cap                              I-29063
----------------------------------------------------------------------------------------
                         Matrix Equity                          I-29026
----------------------------------------------------------------------------------------
                         US Treasury Money Market               I-29036
----------------------------------------------------------------------------------------
                         Intermediate                           I-30192
----------------------------------------------------------------------------------------
                         Growth and Income                      I-30191
----------------------------------------------------------------------------------------
                         Prime Money Market                     I-31256
----------------------------------------------------------------------------------------
                         Emerging Markets                       I-31255
----------------------------------------------------------------------------------------
                         Tax Free Money Market - Class A        I-32665
----------------------------------------------------------------------------------------
                         Active International                   I-34356
----------------------------------------------------------------------------------------
                         Bond Market                            I-35588
----------------------------------------------------------------------------------------
                         Life Solutions Growth                  I-38684
----------------------------------------------------------------------------------------
                         Life Solutions Balanced                I-38685
----------------------------------------------------------------------------------------
                         Life Solutions Income and Growth       I-38683
----------------------------------------------------------------------------------------
                         High Yield Bond                        I-41327
----------------------------------------------------------------------------------------
                         International Growth Opportunities     I-41325
----------------------------------------------------------------------------------------
                         Real Estate Equity                     I-41326
----------------------------------------------------------------------------------------
                         Special Equity                         I-41324
----------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------
STATE                         FUND/PORTFOLIO                          FILE NO.
-----------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------
Kansas                        Money Market (A,B,C)                    92S0001049
-----------------------------------------------------------------------------------------
                              US Govt. Money Market (A,B,C)           92S0001050
-----------------------------------------------------------------------------------------
                              Yield Plus                              93S0000570
-----------------------------------------------------------------------------------------
                              S&P 500 Index                           92S0000453
-----------------------------------------------------------------------------------------
                              Small Cap                               92S0000454
-----------------------------------------------------------------------------------------
                              Matrix Equity                           92S0000452
-----------------------------------------------------------------------------------------
                              US Treasury Money Market                93S0001078
-----------------------------------------------------------------------------------------
                              Intermediate                            94S0000152
-----------------------------------------------------------------------------------------
                              Growth and Income                       94S0000156
-----------------------------------------------------------------------------------------
                              Prime Money Market                      94S0001076
-----------------------------------------------------------------------------------------
                              Emerging Markets                        94S0000913
-----------------------------------------------------------------------------------------
                              Tax Free Money Market (A,B,C)           95S0000233
-----------------------------------------------------------------------------------------
                              Active International                    95S0001220
-----------------------------------------------------------------------------------------
                              Bond Market                             95S0000884
-----------------------------------------------------------------------------------------
                              Life Solutions Growth                   97S0001373
-----------------------------------------------------------------------------------------
                              Life Solutions Balanced                 97S0001372
-----------------------------------------------------------------------------------------
                              Life Solutions Income and Growth        97S0001374
-----------------------------------------------------------------------------------------
                              High Yield Bond                         98S0001257
-----------------------------------------------------------------------------------------
                              International Growth Opportunities      98S0001258
-----------------------------------------------------------------------------------------
                              Real Estate Equity                      98S0001259
-----------------------------------------------------------------------------------------
                              Special Equity                          98S0001260
-----------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------
STATE                         FUND/PORTFOLIO                         FILE NO.
----------------------------------------------------------------------------------------
Kentucky                      Money Market - Class A                 M30763
----------------------------------------------------------------------------------------
(Registered by                US Govt. Money Market - Class A        M32201
----------------------------------------------------------------------------------------
Prospectus)                   Yield Plus                             M30880
----------------------------------------------------------------------------------------
                              S&P 500 Index                          M29033
----------------------------------------------------------------------------------------
                              Small Cap                              M31242
----------------------------------------------------------------------------------------
                              Matrix Equity                          M29034
----------------------------------------------------------------------------------------
                              US Treasury Money Market               M33346
----------------------------------------------------------------------------------------
                              Intermediate                           M29610
----------------------------------------------------------------------------------------
                              Growth and Income                      M29609
----------------------------------------------------------------------------------------
                              Prime Money Market                     M28986
----------------------------------------------------------------------------------------
                              Emerging Markets                       M30197
----------------------------------------------------------------------------------------
                              Tax Free Money Market - Class A        M30882
----------------------------------------------------------------------------------------
                              Active International                   M31673
----------------------------------------------------------------------------------------
                              Bond Market                            M32319
----------------------------------------------------------------------------------------
                              Life Solutions Growth                  M33904
----------------------------------------------------------------------------------------
                              Life Solutions Balanced                M33904
----------------------------------------------------------------------------------------
                              Life Solutions Income and Growth       M33904
----------------------------------------------------------------------------------------
                              High Yield Bond                        M35029
----------------------------------------------------------------------------------------
                              International Growth Opportunities     M35027
----------------------------------------------------------------------------------------
                              Real Estate Equity                     M35030
----------------------------------------------------------------------------------------
                              Special Equity                         M35028
----------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------
STATE                  FUND/PORTFOLIO                         FILE NO.
----------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------
Louisiana              Money Market - Class A                 51108
----------------------------------------------------------------------------------------
(Registered by         US Govt. Money Market - Class A        53545
----------------------------------------------------------------------------------------
Prospectus)            Yield Plus                             51876
----------------------------------------------------------------------------------------
                       S&P 500 Index                          54413
----------------------------------------------------------------------------------------
                       Small Cap                              53543
----------------------------------------------------------------------------------------
                       Matrix Equity                          54412
----------------------------------------------------------------------------------------
                       US Treasury Money Market               53544
----------------------------------------------------------------------------------------
                       Intermediate                           51770
----------------------------------------------------------------------------------------
                       Growth and Income                      51773
----------------------------------------------------------------------------------------
                       Prime Money Market                     54414
----------------------------------------------------------------------------------------
                       Emerging Markets                       54411
----------------------------------------------------------------------------------------
                       Tax Free Money Market (A,B,C)          52268
----------------------------------------------------------------------------------------
                       Active International                   50594
----------------------------------------------------------------------------------------
                       Bond Market                            48994
----------------------------------------------------------------------------------------
                       Life Solutions Growth                  50807
----------------------------------------------------------------------------------------
                       Life Solutions Balanced                50807
----------------------------------------------------------------------------------------
                       Life Solutions Income and Growth       50807
----------------------------------------------------------------------------------------
                       High Yield Bond                        55922
----------------------------------------------------------------------------------------
                       International Growth Opportunities     55925
----------------------------------------------------------------------------------------
                       Real Estate Equity                     55923
----------------------------------------------------------------------------------------
                       Special Equity                         55924
----------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------
STATE                  FUND/PORTFOLIO                         FILE NO.
----------------------------------------------------------------------------------------
Maine                  Money Market - Class A                 97-8920
----------------------------------------------------------------------------------------
                       US Govt. Money Market - Class A        MF-98-2209
----------------------------------------------------------------------------------------
                       Yield Plus                             MFR98-2963
----------------------------------------------------------------------------------------
                       S&P 500 Index                          98-9106
----------------------------------------------------------------------------------------
                       Small Cap                              98-9105
----------------------------------------------------------------------------------------
                       Matrix Equity                          98-9104
----------------------------------------------------------------------------------------
                       US Treasury Money Market               97-5744
----------------------------------------------------------------------------------------
                       Intermediate                           98-767
----------------------------------------------------------------------------------------
                       Growth and Income                      98-768
----------------------------------------------------------------------------------------
                       Prime Money Market                     MF-R-98-7647
----------------------------------------------------------------------------------------
                       Emerging Markets                       MF-R-98-7645
----------------------------------------------------------------------------------------
                       Tax Free Money Market - Class A        98-1670
----------------------------------------------------------------------------------------
                       Active International                   98-8220
----------------------------------------------------------------------------------------
                       Bond Market                            MF-R-98-7646
----------------------------------------------------------------------------------------
                       Life Solutions Growth                  97-10266
----------------------------------------------------------------------------------------
                       Life Solutions Balanced                97-10265
----------------------------------------------------------------------------------------
                       Life Solutions Income and Growth       97-10267
----------------------------------------------------------------------------------------
                       High Yield Bond                        MF-98-11093
----------------------------------------------------------------------------------------
                       International Growth Opportunities     MF-98-11091
----------------------------------------------------------------------------------------
                       Real Estate Equity                     MF-98-11094
----------------------------------------------------------------------------------------
                       Special Equity                         MF-98-11092
----------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------
STATE                  FUND/PORTFOLIO                         FILE NO.
----------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------
Maryland               Money Market - Class A                 SM913346
----------------------------------------------------------------------------------------
                       US Govt. Money Market - Class A        SM910864
----------------------------------------------------------------------------------------
                       Yield Plus                             SM921219
----------------------------------------------------------------------------------------
                       S&P 500 Index                          SM913736
----------------------------------------------------------------------------------------
                       Small Cap                              SM913737
----------------------------------------------------------------------------------------
                       Matrix Equity                          SM913738
----------------------------------------------------------------------------------------
                       US Treasury Money Market               SM930132
----------------------------------------------------------------------------------------
                       Intermediate                           SM931004
----------------------------------------------------------------------------------------
                       Growth and Income                      SM931001
----------------------------------------------------------------------------------------
                       Prime Money Market                     SM940108
----------------------------------------------------------------------------------------
                       Emerging Markets                       SM940107
----------------------------------------------------------------------------------------
                       Tax Free Money Market - Class A        SM941527
----------------------------------------------------------------------------------------
                       Active International                   SM950683
----------------------------------------------------------------------------------------
                       Bond Market                            SM960196
----------------------------------------------------------------------------------------
                       Life Solutions Growth                  SM970819
----------------------------------------------------------------------------------------
                       Life Solutions Balanced                SM970818
----------------------------------------------------------------------------------------
                       Life Solutions Income and Growth       SM970820
----------------------------------------------------------------------------------------
                       High Yield Bond                        SM980956
----------------------------------------------------------------------------------------
                       International Growth Opportunities     SM980954
----------------------------------------------------------------------------------------
                       Real Estate Equity                     SM980955
----------------------------------------------------------------------------------------
                       Special Equity                         SM980953
----------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------
STATE                  FUND/PORTFOLIO                         FILE NO.
----------------------------------------------------------------------------------------
Massachusetts          Money Market - Class A                 95-7806
----------------------------------------------------------------------------------------
                       US Govt. Money Market - Class A        95-7805
----------------------------------------------------------------------------------------
                       Yield Plus                             95-7804
----------------------------------------------------------------------------------------
                       S&P 500 Index                          95-7803
----------------------------------------------------------------------------------------
                       Small Cap                              95-7802
----------------------------------------------------------------------------------------
                       Matrix Equity                          95-7801
----------------------------------------------------------------------------------------
                       US Treasury Money Market               95-7800
----------------------------------------------------------------------------------------
                       Intermediate                           95-7799
----------------------------------------------------------------------------------------
                       Growth and Income                      95-7798
----------------------------------------------------------------------------------------
                       Prime Money Market                     95-7797
----------------------------------------------------------------------------------------
                       Emerging Markets                       95-7796
----------------------------------------------------------------------------------------
                       Tax Free Money Market - Class A        95-7795
----------------------------------------------------------------------------------------
                       Active International                   95-7794
----------------------------------------------------------------------------------------
                       Bond Market                            95-9626-M
----------------------------------------------------------------------------------------
                       Life Solutions Growth                  None
----------------------------------------------------------------------------------------
                       Life Solutions Balanced                None
----------------------------------------------------------------------------------------
                       Life Solutions Income and Growth       None
----------------------------------------------------------------------------------------
                       High Yield Bond                        None
----------------------------------------------------------------------------------------
                       International Growth Opportunities     None
----------------------------------------------------------------------------------------
                       Real Estate Equity                     None
----------------------------------------------------------------------------------------
                       Special Equity                         None
----------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------
STATE                  FUND/PORTFOLIO                            FILE NO.
----------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------
Michigan               Money Market - Class A                    273512
----------------------------------------------------------------------------------------
                       US Govt. Money Market - Class A           271637
----------------------------------------------------------------------------------------
                       Yield Plus                                270943
----------------------------------------------------------------------------------------
                       S&P 500 Index                             271635
----------------------------------------------------------------------------------------
                       Small Cap                                 271638
----------------------------------------------------------------------------------------
                       Matrix Equity                             271636
----------------------------------------------------------------------------------------
                       US Treasury Money Market                  272799
----------------------------------------------------------------------------------------
                       Intermediate                              270117
----------------------------------------------------------------------------------------
                       Growth and Income                         270118
----------------------------------------------------------------------------------------
                       Prime Money Market                        272533
----------------------------------------------------------------------------------------
                       Emerging Markets                          272534
----------------------------------------------------------------------------------------
                       Tax Free Money Market - Class A           270530
----------------------------------------------------------------------------------------
                       Active International                      269417
----------------------------------------------------------------------------------------
                       Bond Market                               272683
----------------------------------------------------------------------------------------
                       Life Solutions Growth                     275627
----------------------------------------------------------------------------------------
                       Life Solutions Balanced                   275628
----------------------------------------------------------------------------------------
                       Life Solutions Income and Growth          275629
----------------------------------------------------------------------------------------
                       High Yield Bond                           277057
----------------------------------------------------------------------------------------
                       International Growth Opportunities        277058
----------------------------------------------------------------------------------------
                       Real Estate Equity                        277056
----------------------------------------------------------------------------------------
                       Special Equity                            277059
----------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------
STATE                  FUND/PORTFOLIO                         FILE NO.
----------------------------------------------------------------------------------------
Minnesota              Fund                                   R-34811
----------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------
Mississippi            Money Market - Class A                 MF-93-01-162
----------------------------------------------------------------------------------------
                       US Govt. Money Market - Class A        MF-93-01-161
----------------------------------------------------------------------------------------
                       Yield Plus                             MF-93-01-173
----------------------------------------------------------------------------------------
                       S&P 500 Index                          MF-93-02-044
----------------------------------------------------------------------------------------
                       Small Cap                              MF-93-02-045
----------------------------------------------------------------------------------------
                       Matrix Equity                          MF-93-02-043
----------------------------------------------------------------------------------------
                       US Treasury Money Market               MF-93-01-159
----------------------------------------------------------------------------------------
                       Intermediate                           MF-93-08-055
----------------------------------------------------------------------------------------
                       Growth and Income                      MF-93-08-054
----------------------------------------------------------------------------------------
                       Prime Money Market                     MF-94-01-180
----------------------------------------------------------------------------------------
                       Emerging Markets                       MF-94-01-179
----------------------------------------------------------------------------------------
                       Tax Free Money Market - Class A        MF-94-08-198
----------------------------------------------------------------------------------------
                       Active International                   MF-95-06-021
----------------------------------------------------------------------------------------
                       Bond Market                            MF-96-01-179
----------------------------------------------------------------------------------------
                       Life Solutions Growth                  MF-97-05-219
----------------------------------------------------------------------------------------
                       Life Solutions Balanced                MF-97-05-220
----------------------------------------------------------------------------------------
                       Life Solutions Income and Growth       MF97-05-221
----------------------------------------------------------------------------------------
                       High Yield Bond                        MF98-04-177
----------------------------------------------------------------------------------------
                       International Growth Opportunities     MF98-04-176
----------------------------------------------------------------------------------------
                       Real Estate Equity                     MF98-04-172
----------------------------------------------------------------------------------------
                       Special Equity                         MF98-04-175
----------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------
STATE                  FUND/PORTFOLIO                            FILE NO.
-----------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------
Missouri               Money Market (A,B,C)                      93-00093
-----------------------------------------------------------------------------------------
                       US Govt. Money Market (A,B,C)
-----------------------------------------------------------------------------------------
                       Yield Plus
-----------------------------------------------------------------------------------------
                       S&P 500 Index
-----------------------------------------------------------------------------------------
                       Small Cap
-----------------------------------------------------------------------------------------
                       Matrix Equity
-----------------------------------------------------------------------------------------
                       US Treasury Money Market
-----------------------------------------------------------------------------------------
                       Intermediate
-----------------------------------------------------------------------------------------
                       Growth & Income
-----------------------------------------------------------------------------------------
                       Prime Money Market
-----------------------------------------------------------------------------------------
                       Emerging Markets
-----------------------------------------------------------------------------------------
                       Tax Free Money Market (A,B,C)
-----------------------------------------------------------------------------------------
                       Active International
-----------------------------------------------------------------------------------------
                       Bond Market
-----------------------------------------------------------------------------------------
                       Life Solutions Growth
-----------------------------------------------------------------------------------------
                       Life Solutions Balanced
-----------------------------------------------------------------------------------------
                       Life Solutions Income and Growth
-----------------------------------------------------------------------------------------
                       High Yield Bond
-----------------------------------------------------------------------------------------
                       International Growth Opportunities
-----------------------------------------------------------------------------------------
                       Real Estate Equity
-----------------------------------------------------------------------------------------
                       Special Equity
-----------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------
STATE                  FUND/PORTFOLIO                            FILE NO.
----------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------
Montana                Money Market  Class A                     029570
----------------------------------------------------------------------------------------
                       US Govt. Money Market - Class A           029574
----------------------------------------------------------------------------------------
                       Yield Plus                                029577
----------------------------------------------------------------------------------------
                       S&P 500 Index                             029571
----------------------------------------------------------------------------------------
                       Small Cap                                 029572
----------------------------------------------------------------------------------------
                       Matrix Equity                             029569
----------------------------------------------------------------------------------------
                       US Treasury Money Market                  029575
----------------------------------------------------------------------------------------
                       Intermediate                              029568
----------------------------------------------------------------------------------------
                       Growth & Income                           027942
----------------------------------------------------------------------------------------
                       Prime Money Market                        029765
----------------------------------------------------------------------------------------
                       Emerging Markets                          029764
----------------------------------------------------------------------------------------
                       Tax Free Money Market - Class A           32056
----------------------------------------------------------------------------------------
                       Active International                      33390
----------------------------------------------------------------------------------------
                       Bond Market                               38759
----------------------------------------------------------------------------------------
                       Life Solutions Growth                     37049
----------------------------------------------------------------------------------------
                       Life Solutions Balanced                   37048
----------------------------------------------------------------------------------------
                       Life Solutions Income and Growth          37050
----------------------------------------------------------------------------------------
                       High Yield Bond                           39094
----------------------------------------------------------------------------------------
                       International Growth Opportunities        39028
----------------------------------------------------------------------------------------
                       Real Estate Equity                        39029
----------------------------------------------------------------------------------------
                       Special Equity                            39030
----------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------
STATE                  FUND/PORTFOLIO                            FILE NO.
----------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------
Nebraska               Money Market - Class A                    25409
----------------------------------------------------------------------------------------
                       US Govt. Money Market - Class A           25410
----------------------------------------------------------------------------------------
                       Yield Plus                                25412
----------------------------------------------------------------------------------------
                       S&P 500 Index                             26790
----------------------------------------------------------------------------------------
                       Small Cap                                 25413
----------------------------------------------------------------------------------------
                       Matrix Equity                             25414
----------------------------------------------------------------------------------------
                       US Treasury Money Market                  25411
----------------------------------------------------------------------------------------
                       Intermediate                              87377
----------------------------------------------------------------------------------------
                       Growth & Income                           87376
----------------------------------------------------------------------------------------
                       Prime Money Market                        24514
----------------------------------------------------------------------------------------
                       Emerging Markets                          24513
----------------------------------------------------------------------------------------
                       Tax Free Money Market - Class A           18165
----------------------------------------------------------------------------------------
                       Active International                      15609
----------------------------------------------------------------------------------------
                       Bond Market                               24570
----------------------------------------------------------------------------------------
                       Life Solutions Growth                     14466
----------------------------------------------------------------------------------------
                       Life Solutions Balanced                   14465
----------------------------------------------------------------------------------------
                       Life Solutions Income and Growth          14467
----------------------------------------------------------------------------------------
                       High Yield Bond                           25271
----------------------------------------------------------------------------------------
                       International Growth Opportunities        25272
----------------------------------------------------------------------------------------
                       Real Estate Equity                        25273
----------------------------------------------------------------------------------------
                       Special Equity                            25274
----------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------
STATE                  FUND/PORTFOLIO                          FILE NO.
-----------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------
Nevada                 Money Market (A,B,C)                    None
-----------------------------------------------------------------------------------------
                       US Govt. Money Market (A,B,C)           None
-----------------------------------------------------------------------------------------
                       Yield Plus                              None
-----------------------------------------------------------------------------------------
                       S&P 500 Index                           None
-----------------------------------------------------------------------------------------
                       Small Cap                               None
-----------------------------------------------------------------------------------------
                       Matrix Equity                           None
-----------------------------------------------------------------------------------------
                       US Treasury Money Market                None
-----------------------------------------------------------------------------------------
                       Intermediate                            None
-----------------------------------------------------------------------------------------
                       Growth and Income                       None
-----------------------------------------------------------------------------------------
                       Prime Money Market                      None
-----------------------------------------------------------------------------------------
                       Emerging Markets                        None
-----------------------------------------------------------------------------------------
                       Tax Free Money Market (A,B,C)           None
-----------------------------------------------------------------------------------------
                       Active International                    None
-----------------------------------------------------------------------------------------
                       Bond Market                             None
-----------------------------------------------------------------------------------------
                       Life Solutions Growth                   None
-----------------------------------------------------------------------------------------
                       Life Solutions Balanced                 None
-----------------------------------------------------------------------------------------
                       Life Solutions Income and Growth        None
-----------------------------------------------------------------------------------------
                       High Yield Bond                         None
-----------------------------------------------------------------------------------------
                       International Growth Opportunities      None
-----------------------------------------------------------------------------------------
                       Real Estate Equity                      None
-----------------------------------------------------------------------------------------
                       Special Equity                          None
-----------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------
STATE                  FUND/PORTFOLIO                         FILE NO.
----------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------
New Hampshire          Money Market - Class A                 None
----------------------------------------------------------------------------------------
                       US Govt. Money Market - Class A        None
----------------------------------------------------------------------------------------
                       Yield Plus                             None
----------------------------------------------------------------------------------------
                       S&P 500 Index                          None
----------------------------------------------------------------------------------------
                       Small Cap                              None
----------------------------------------------------------------------------------------
                       Matrix Equity                          None
----------------------------------------------------------------------------------------
                       US Treasury Money Market               None
----------------------------------------------------------------------------------------
                       Intermediate                           None
----------------------------------------------------------------------------------------
                       Growth and Income                      None
----------------------------------------------------------------------------------------
                       Prime Money Market                     None
----------------------------------------------------------------------------------------
                       Emerging Markets                       None
----------------------------------------------------------------------------------------
                       Tax Free Money Market - Class A        None
----------------------------------------------------------------------------------------
                       Active International                   None
----------------------------------------------------------------------------------------
                       Bond Market                            None
----------------------------------------------------------------------------------------
                       Life Solutions Growth                  None
----------------------------------------------------------------------------------------
                       Life Solutions Balanced                None
----------------------------------------------------------------------------------------
                       Life Solutions Income and Growth       None
----------------------------------------------------------------------------------------
                       High Yield Bond                        None
----------------------------------------------------------------------------------------
                       International Growth Opportunities     None
----------------------------------------------------------------------------------------
                       Real Estate Equity                     None
----------------------------------------------------------------------------------------
                       Special Equity                         None
----------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------
New Jersey             Fund                                   None
----------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------
STATE                  FUND/PORTFOLIO                            FILE NO.
----------------------------------------------------------------------------------------
New Mexico             Money Market - Class A                    979744
----------------------------------------------------------------------------------------
                       US Govt. Money Market - Class A           979750
----------------------------------------------------------------------------------------
                       Yield Plus                                979752
----------------------------------------------------------------------------------------
                       S&P 500 Index                             979747
----------------------------------------------------------------------------------------
                       Small Cap                                 979748
----------------------------------------------------------------------------------------
                       Matrix Equity                             979745
----------------------------------------------------------------------------------------
                       US Treasury Money Market                  979751
----------------------------------------------------------------------------------------
                       Intermediate                              979743
----------------------------------------------------------------------------------------
                       Growth and Income                         979742
----------------------------------------------------------------------------------------
                       Prime Money Market                        979746
----------------------------------------------------------------------------------------
                       Emerging Markets                          979741
----------------------------------------------------------------------------------------
                       Tax Free Money Market - Class A           979749
----------------------------------------------------------------------------------------
                       Active International                      979739
----------------------------------------------------------------------------------------
                       Bond Market                               979740
----------------------------------------------------------------------------------------
                       Life Solutions Growth                     974852
----------------------------------------------------------------------------------------
                       Life Solutions Balanced                   974853
----------------------------------------------------------------------------------------
                       Life Solutions Income and Growth          974851
----------------------------------------------------------------------------------------
                       High Yield Bond                           984885
----------------------------------------------------------------------------------------
                       International Growth Opportunities        984887
----------------------------------------------------------------------------------------
                       Real Estate Equity                        984886
----------------------------------------------------------------------------------------
                       Special Equity                            984888
----------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------
STATE                  FUND/PORTFOLIO                          FILE NO.
-----------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------
New York               Money Market (A,B,C)                    24-43-64
-----------------------------------------------------------------------------------------
                       US Govt. Money Market (A,B,C)           S25-66-08
-----------------------------------------------------------------------------------------
                       Yield Plus                              S26-15-69
-----------------------------------------------------------------------------------------
                       S&P 500 Index                           S25-92-17
-----------------------------------------------------------------------------------------
                       Small Cap                               S25-92-16
-----------------------------------------------------------------------------------------
                       Matrix Equity                           S25-92-15
-----------------------------------------------------------------------------------------
                       US Treasury Money Market                S26-27-11
-----------------------------------------------------------------------------------------
                       Intermediate                            S26-46-64
-----------------------------------------------------------------------------------------
                       Growth and Income                       S26-46-65
-----------------------------------------------------------------------------------------
                       Prime Money Market                      S26-64-40
-----------------------------------------------------------------------------------------
                       Emerging Markets                        S26-64-41
-----------------------------------------------------------------------------------------
                       Tax Free Money Market (A,B,C)           S26-86-90
-----------------------------------------------------------------------------------------
                       Active International                    S25-92-14
-----------------------------------------------------------------------------------------
                       Bond Market                             S27-39-43
-----------------------------------------------------------------------------------------
                       Life Solutions Growth                   S27-96-58
-----------------------------------------------------------------------------------------
                       Life Solutions Balanced                 S27-96-57
-----------------------------------------------------------------------------------------
                       Life Solutions Income and Growth        S27-96-56
-----------------------------------------------------------------------------------------
                       High Yield Bond
-----------------------------------------------------------------------------------------
                       International Growth Opportunities
-----------------------------------------------------------------------------------------
                       Real Estate Equity
-----------------------------------------------------------------------------------------
                       Special Equity
-----------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------
STATE                  FUND/PORTFOLIO                         FILE NO.
----------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------
North Carolina         Fund                                   1499
----------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------
North Dakota           Money Market - Class A                 I165
----------------------------------------------------------------------------------------
                       US Govt. Money Market - Class A        I167
----------------------------------------------------------------------------------------
                       Yield Plus                             I170
----------------------------------------------------------------------------------------
                       S&P 500 Index                          I291
----------------------------------------------------------------------------------------
                       Small Cap                              I292
----------------------------------------------------------------------------------------
                       Matrix Equity                          I290
----------------------------------------------------------------------------------------
                       US Treasury Money Market               I168
----------------------------------------------------------------------------------------
                       Intermediate                           J148
----------------------------------------------------------------------------------------
                       Growth and Income                      J147
----------------------------------------------------------------------------------------
                       Prime Money Market                     K037
----------------------------------------------------------------------------------------
                       Emerging Markets                       K036
----------------------------------------------------------------------------------------
                       Tax Free Money Market - Class A        L228
----------------------------------------------------------------------------------------
                       Active International                   M686
----------------------------------------------------------------------------------------
                       Bond Market                            N952
----------------------------------------------------------------------------------------
                       Life Solutions Growth                  S913
----------------------------------------------------------------------------------------
                       Life Solutions Balanced                S912
----------------------------------------------------------------------------------------
                       Life Solutions Income and Growth       S914
----------------------------------------------------------------------------------------
                       High Yield Bond                        V449
----------------------------------------------------------------------------------------
                       International Growth Opportunities     V450
----------------------------------------------------------------------------------------
                       Real Estate Equity                     V451
----------------------------------------------------------------------------------------
                       Special Equity                         V452
----------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------
STATE                  FUND/PORTFOLIO                            FILE NO.
----------------------------------------------------------------------------------------
Ohio                   Money Market - Class A                    12593
----------------------------------------------------------------------------------------
(Registered by         US Govt. Money Market - Class A           12622
----------------------------------------------------------------------------------------
Prospectus)            Yield Plus                                11882
----------------------------------------------------------------------------------------
                       S&P 500 Index                             12592
----------------------------------------------------------------------------------------
                       Small Cap                                 13130
----------------------------------------------------------------------------------------
                       Matrix Equity                             12591
----------------------------------------------------------------------------------------
                       US Treasury Money Market                  99345
----------------------------------------------------------------------------------------
                       Intermediate                              11883
----------------------------------------------------------------------------------------
                       Growth and Income                         11884
----------------------------------------------------------------------------------------
                       Prime Money Market                        99344
----------------------------------------------------------------------------------------
                       Emerging Markets                          99343
----------------------------------------------------------------------------------------
                       Tax Free Money Market - Class A           11881
----------------------------------------------------------------------------------------
                       Active International                      94810
----------------------------------------------------------------------------------------
                       Bond Market                               13386
----------------------------------------------------------------------------------------
                       Life Solutions Growth                     99779
----------------------------------------------------------------------------------------
                       Life Solutions Balanced                   99779
----------------------------------------------------------------------------------------
                       Life Solutions Income and Growth          99779
----------------------------------------------------------------------------------------
                       High Yield Bond                           13744
----------------------------------------------------------------------------------------
                       International Growth Opportunities        13745
----------------------------------------------------------------------------------------
                       Real Estate Equity                        13746
----------------------------------------------------------------------------------------
                       Special Equity                            13747
----------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------
STATE                  FUND/PORTFOLIO                         FILE NO.
----------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------
Oklahoma               Money Market - Class A                 I-355597
----------------------------------------------------------------------------------------
(Registered by         US Govt. Money Market - Class A        I-463996
----------------------------------------------------------------------------------------
Prospectus)            Yield Plus                             I-365197
----------------------------------------------------------------------------------------
                       S&P 500 Index                          I-169297
----------------------------------------------------------------------------------------
                       Small Cap                              I-464096
----------------------------------------------------------------------------------------
                       Matrix Equity                          I-169397
----------------------------------------------------------------------------------------
                       US Treasury Money Market               I-480596
----------------------------------------------------------------------------------------
                       Intermediate                           I-350597
----------------------------------------------------------------------------------------
                       Growth and Income                      I-350697
----------------------------------------------------------------------------------------
                       Prime Money Market                     I-105797
----------------------------------------------------------------------------------------
                       Emerging Markets                       I-138197
----------------------------------------------------------------------------------------
                       Tax Free Money Market - Class A        I-397097
----------------------------------------------------------------------------------------
                       Active International                   I-276097
----------------------------------------------------------------------------------------
                       Bond Market                            I-138297
----------------------------------------------------------------------------------------
                       Life Solutions Growth                  I-166598
----------------------------------------------------------------------------------------
                       Life Solutions Balanced                I-166598
----------------------------------------------------------------------------------------
                       Life Solutions Income and Growth       I-166598
----------------------------------------------------------------------------------------
                       High Yield Bond                        I-152898
----------------------------------------------------------------------------------------
                       International Growth Opportunities     I-152798
----------------------------------------------------------------------------------------
                       Real Estate Equity                     I-152998
----------------------------------------------------------------------------------------
                       Special Equity                         I-153098
----------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------
STATE                  FUND/PORTFOLIO                         FILE NO.
----------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------
Oregon                 Money Market - Class A                 94-0764
----------------------------------------------------------------------------------------
(Registered by         US Govt. Money Market - Class A        95-1214
----------------------------------------------------------------------------------------
Prospectus)            Yield Plus                             94-0936
----------------------------------------------------------------------------------------
                       S&P 500 Index                          93-0203
----------------------------------------------------------------------------------------
                       Small Cap                              95-0019
----------------------------------------------------------------------------------------
                       Matrix Equity                          93-0204
----------------------------------------------------------------------------------------
                       US Treasury Money Market               96-1289
----------------------------------------------------------------------------------------
                       Intermediate                           93-0852
----------------------------------------------------------------------------------------
                       Growth and Income                      93-0851
----------------------------------------------------------------------------------------
                       Prime Money Market                     94-0307
----------------------------------------------------------------------------------------
                       Emerging Markets                       94-0221
----------------------------------------------------------------------------------------
                       Tax Free Money Market - Class A        94-1013
----------------------------------------------------------------------------------------
                       Active International                   95-0522
----------------------------------------------------------------------------------------
                       Bond Market                            96-0095
----------------------------------------------------------------------------------------
                       Life Solutions Growth                  97-0571
----------------------------------------------------------------------------------------
                       Life Solutions Balanced                97-0571
----------------------------------------------------------------------------------------
                       Life Solutions Income and Growth       97-0571
----------------------------------------------------------------------------------------
                       High Yield Bond                        98-0507
----------------------------------------------------------------------------------------
                       International Growth Opportunities     98-0509
----------------------------------------------------------------------------------------
                       Real Estate Equity                     98-0508
----------------------------------------------------------------------------------------
                       Special Equity                         98-0510
----------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------
Pennsylvania           Fund                                   88-01-021MF
----------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------
Puerto Rico            Small Cap                              S-17906
----------------------------------------------------------------------------------------
                       S&P 500                                S-18094
----------------------------------------------------------------------------------------
                       Emerging Markets                       S-18289
----------------------------------------------------------------------------------------
                       Money Market  Class A
----------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------
STATE                  FUND/PORTFOLIO                         FILE NO.
-----------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------
Rhode Island           Money Market (A,B,C)                   None
-----------------------------------------------------------------------------------------
                       US Govt. Money Market (A,B,C)          None
-----------------------------------------------------------------------------------------
                       Yield Plus                             None
-----------------------------------------------------------------------------------------
                       S&P 500 Index                          None
-----------------------------------------------------------------------------------------
                       Small Cap                              None
-----------------------------------------------------------------------------------------
                       Matrix Equity                          None
-----------------------------------------------------------------------------------------
                       US Treasury Money Market               None
-----------------------------------------------------------------------------------------
                       Intermediate                           None
-----------------------------------------------------------------------------------------
                       Growth and Income                      None
-----------------------------------------------------------------------------------------
                       Prime Money Market                     None
-----------------------------------------------------------------------------------------
                       Emerging Markets                       None
-----------------------------------------------------------------------------------------
                       Tax Free Money Market (A,B,C)          None
-----------------------------------------------------------------------------------------
                       Active International                   None
-----------------------------------------------------------------------------------------
                       Bond Market                            None
-----------------------------------------------------------------------------------------
                       Life Solutions Growth                  None
-----------------------------------------------------------------------------------------
                       Life Solutions Balanced                None
-----------------------------------------------------------------------------------------
                       Life Solutions Income and Growth       None
-----------------------------------------------------------------------------------------
                       High Yield Bond                        None
-----------------------------------------------------------------------------------------
                       International Growth Opportunities     None
-----------------------------------------------------------------------------------------
                       Real Estate Equity                     None
-----------------------------------------------------------------------------------------
                       Special Equity                         None
-----------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------
STATE                  FUND/PORTFOLIO                         FILE NO.
-----------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------
South Carolina         Money Market (A,B,C)                   MF7203
-----------------------------------------------------------------------------------------
                       US Govt. Money Market (A,B,C)          MF7202
-----------------------------------------------------------------------------------------
                       Yield Plus                             MF7200
-----------------------------------------------------------------------------------------
                       S&P 500 Index                          MF7281
-----------------------------------------------------------------------------------------
                       Small Cap                              MF7282
-----------------------------------------------------------------------------------------
                       Matrix Equity                          MF7280
-----------------------------------------------------------------------------------------
                       US Treasury Money Market               MF7269
-----------------------------------------------------------------------------------------
                       Intermediate                           MF7697
-----------------------------------------------------------------------------------------
                       Growth and Income                      MF7696
-----------------------------------------------------------------------------------------
                       Prime Money Market                     MF8212
-----------------------------------------------------------------------------------------
                       Emerging Markets                       MF8211
-----------------------------------------------------------------------------------------
                       Tax Free Money Market (A,B,C)          MF8724
-----------------------------------------------------------------------------------------
                       Active International                   MF9257
-----------------------------------------------------------------------------------------
                       Bond Market                            MF9694
-----------------------------------------------------------------------------------------
                       Life Solutions Growth                  MF10746
-----------------------------------------------------------------------------------------
                       Life Solutions Balanced                MF10748
-----------------------------------------------------------------------------------------
                       Life Solutions Income and Growth       MF10747
-----------------------------------------------------------------------------------------
                       High Yield Bond                        MF11481
-----------------------------------------------------------------------------------------
                       International Growth Opportunities     MF11483
-----------------------------------------------------------------------------------------
                       Real Estate Equity                     MF11482
-----------------------------------------------------------------------------------------
                       Special Equity                         MF11484
-----------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------
STATE                  FUND/PORTFOLIO                         FILE NO.
----------------------------------------------------------------------------------------
South Dakota           Money Market - Class A                 3135
----------------------------------------------------------------------------------------
                       US Govt. Money Market - Class A        3133
----------------------------------------------------------------------------------------
                       Yield Plus                             3138
----------------------------------------------------------------------------------------
                       S&P 500 Index                          3162
----------------------------------------------------------------------------------------
                       Small Cap                              3161
----------------------------------------------------------------------------------------
                       Matrix Equity                          3160
----------------------------------------------------------------------------------------
                       US Treasury Money Market               3136
----------------------------------------------------------------------------------------
                       Intermediate                           3650
----------------------------------------------------------------------------------------
                       Growth and Income                      3651
----------------------------------------------------------------------------------------
                       Prime Money Market                     4245
----------------------------------------------------------------------------------------
                       Emerging Markets                       4246
----------------------------------------------------------------------------------------
                       Tax Free Money Market - Class A        5037
----------------------------------------------------------------------------------------
                       Active International                   6151
----------------------------------------------------------------------------------------
                       Bond Market                            7112
----------------------------------------------------------------------------------------
                       Life Solutions Growth                  9224
----------------------------------------------------------------------------------------
                       Life Solutions Balanced                9225
----------------------------------------------------------------------------------------
                       Life Solutions Income and Growth       9223
----------------------------------------------------------------------------------------
                       High Yield Bond                        15499
----------------------------------------------------------------------------------------
                       International Growth Opportunities     15496
----------------------------------------------------------------------------------------
                       Real Estate Equity                     15498
----------------------------------------------------------------------------------------
                       Special Equity                         15497
----------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------
STATE                  FUND/PORTFOLIO                                 FILE NO.
----------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------
Tennessee              Money Market - Class A                         RM98-0943
----------------------------------------------------------------------------------------
                       US Govt. Money Market - Class A
----------------------------------------------------------------------------------------
                       Yield Plus
----------------------------------------------------------------------------------------
                       S&P 500 Index
----------------------------------------------------------------------------------------
                       Small Cap
----------------------------------------------------------------------------------------
                       Matrix Equity
----------------------------------------------------------------------------------------
                       US Treasury Money Market
----------------------------------------------------------------------------------------
                       Intermediate
----------------------------------------------------------------------------------------
                       Growth and Income
----------------------------------------------------------------------------------------
                       Prime Money Market
----------------------------------------------------------------------------------------
                       Emerging Markets
----------------------------------------------------------------------------------------
                       Tax Free Money Market - Class A
----------------------------------------------------------------------------------------
                       Active International
----------------------------------------------------------------------------------------
                       Bond Market
----------------------------------------------------------------------------------------
                       Life Solutions Growth
----------------------------------------------------------------------------------------
                       Life Solutions Balanced
----------------------------------------------------------------------------------------
                       Life Solutions Income and Growth
----------------------------------------------------------------------------------------
                       High Yield Bond                                M98-2856
----------------------------------------------------------------------------------------
                       International Growth Opportunities             M98-2856
----------------------------------------------------------------------------------------
                       Real Estate Equity                             M98-2856
----------------------------------------------------------------------------------------
                       Special Equity                                 M98-2856
----------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------
STATE                  FUND/PORTFOLIO                         FILE NO.
----------------------------------------------------------------------------------------
Texas                  Money Market - Class A                 C-42002
----------------------------------------------------------------------------------------
                       US Govt. Money Market - Class A        C-42004
----------------------------------------------------------------------------------------
                       Yield Plus                             C-42007
----------------------------------------------------------------------------------------
                       S&P 500 Index                          C-42082
----------------------------------------------------------------------------------------
                       Small Cap                              C-42083
----------------------------------------------------------------------------------------
                       Matrix Equity                          C-42081
----------------------------------------------------------------------------------------
                       US Treasury Money Market               C-42005
----------------------------------------------------------------------------------------
                       Intermediate                           C-43231
----------------------------------------------------------------------------------------
                       Growth and Income                      C-43230
----------------------------------------------------------------------------------------
                       Prime Money Market                     C-44423
----------------------------------------------------------------------------------------
                       Emerging Markets                       C-44422
----------------------------------------------------------------------------------------
                       Tax Free Money Market - Class A        C-46065
----------------------------------------------------------------------------------------
                       Active International                   C-47910
----------------------------------------------------------------------------------------
                       Bond Market                            C-49466
----------------------------------------------------------------------------------------
                       Life Solutions Growth                  C-53028
----------------------------------------------------------------------------------------
                       Life Solutions Balanced                C-53027
----------------------------------------------------------------------------------------
                       Life Solutions Income and Growth       C-53029
----------------------------------------------------------------------------------------
                       High Yield Bond                        C-55902
----------------------------------------------------------------------------------------
                       International Growth Opportunities     C-55903
----------------------------------------------------------------------------------------
                       Real Estate Equity                     C-55904
----------------------------------------------------------------------------------------
                       Special Equity                         C-55905
----------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------
STATE                  FUND/PORTFOLIO                         FILE NO.
----------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------
Utah                   Money Market - Class A                 B00030550
----------------------------------------------------------------------------------------
(Registered by         US Govt. Money Market - Class A        B00007059
----------------------------------------------------------------------------------------
Prospectus)            Yield Plus                             B00008814
----------------------------------------------------------------------------------------
                       S&P 500 Index                          B00033748
----------------------------------------------------------------------------------------
                       Small Cap                              B00033735
----------------------------------------------------------------------------------------
                       Matrix Equity                          A60660-43
----------------------------------------------------------------------------------------
                       US Treasury Money Market               A57674-43
----------------------------------------------------------------------------------------
                       Intermediate                           B00008827
----------------------------------------------------------------------------------------
                       Growth and Income                      B00008801
----------------------------------------------------------------------------------------
                       Prime Money Market                     B00033800
----------------------------------------------------------------------------------------
                       Emerging Markets                       B00043745
----------------------------------------------------------------------------------------
                       Tax Free Money Market - Class A        B00014755
----------------------------------------------------------------------------------------
                       Active International                   A54854-43
----------------------------------------------------------------------------------------
                       Bond Market                            A57672-43
----------------------------------------------------------------------------------------
                       Life Solutions Growth                  B00061828
----------------------------------------------------------------------------------------
                       Life Solutions Balanced                B00061828
----------------------------------------------------------------------------------------
                       Life Solutions Income and Growth       B00061828
----------------------------------------------------------------------------------------
                       High Yield Bond                        B00058656
----------------------------------------------------------------------------------------
                       International Growth Opportunities     B00058695
----------------------------------------------------------------------------------------
                       Real Estate Equity                     B00058669
----------------------------------------------------------------------------------------
                       Special Equity                         B00058682
----------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------
STATE                  FUND/PORTFOLIO                         FILE NO.
----------------------------------------------------------------------------------------
Vermont                Money Market - Class A                    5/01/92-02
----------------------------------------------------------------------------------------
                       US Govt. Money Market - Class A           1/26/93-08
----------------------------------------------------------------------------------------
                       Yield Plus                                9/29/92-02
----------------------------------------------------------------------------------------
                       S&P 500 Index                             2/09/93-04
----------------------------------------------------------------------------------------
                       Small Cap                                 2/09/93-05
----------------------------------------------------------------------------------------
                       Matrix Equity                             2/09/93-06
----------------------------------------------------------------------------------------
                       US Treasury Money Market                  1/26/93-10
----------------------------------------------------------------------------------------
                       Intermediate                              8/11/93-14
----------------------------------------------------------------------------------------
                       Growth and Income                         8/11/93-15
----------------------------------------------------------------------------------------
                       Prime Money Market                        1/24/94-02
----------------------------------------------------------------------------------------
                       Emerging Markets                          1/24/94-01
----------------------------------------------------------------------------------------
                       Tax Free Money Market - Class A           8/31/94-09
----------------------------------------------------------------------------------------
                       Active International                      4/14/95-19
----------------------------------------------------------------------------------------
                       Bond Market                               1/31/96-05
----------------------------------------------------------------------------------------
                       Life Solutions Growth                     6/06/97-12
----------------------------------------------------------------------------------------
                       Life Solutions Balanced                   6/06/97-11
----------------------------------------------------------------------------------------
                       Life Solutions Income and Growth          6/06/97-13
----------------------------------------------------------------------------------------
                       High Yield Bond                           4/21/98-54
----------------------------------------------------------------------------------------
                       International Growth Opportunities        4/21/98-53
----------------------------------------------------------------------------------------
                       Real Estate Equity                        4/21/98-51
----------------------------------------------------------------------------------------
                       Special Equity                            4/21/98-52
----------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------
Virginia               Fund                                      1358
----------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------
STATE                  FUND/PORTFOLIO                       FILE NO.
----------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------
Washington             Money Market - Class A                 C-34574
----------------------------------------------------------------------------------------
                       US Govt. Money Market - Class A        C-35744
----------------------------------------------------------------------------------------
                       Yield Plus                             C-35107
----------------------------------------------------------------------------------------
                       S&P 500 Index                          C-35821
----------------------------------------------------------------------------------------
                       Small Cap                              C-35822
----------------------------------------------------------------------------------------
                       Matrix Equity                          C-34573
----------------------------------------------------------------------------------------
                       US Treasury Money Market               C-35746
----------------------------------------------------------------------------------------
                       Intermediate                           C-36892
----------------------------------------------------------------------------------------
                       Growth and Income                      C-36893
----------------------------------------------------------------------------------------
                       Prime Money Market                     C-37875
----------------------------------------------------------------------------------------
                       Emerging Markets                       C-37876
----------------------------------------------------------------------------------------
                       Tax Free Money Market - Class A        C-39498
----------------------------------------------------------------------------------------
                       Active International                   C-51417
----------------------------------------------------------------------------------------
                       Bond Market                            C-52770
----------------------------------------------------------------------------------------
                       Life Solutions Growth                  C-56114
----------------------------------------------------------------------------------------
                       Life Solutions Balanced                C-56120
----------------------------------------------------------------------------------------
                       Life Solutions Income and Growth       C-56119
----------------------------------------------------------------------------------------
                       High Yield Bond                        C-58802
----------------------------------------------------------------------------------------
                       International Growth Opportunities     C-58803
----------------------------------------------------------------------------------------
                       Real Estate Equity                     C-58800
----------------------------------------------------------------------------------------
                       Special Equity                         C-58801
----------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------
STATE                  FUND/PORTFOLIO                        FILE NO.
-----------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------
West Virginia          Fund (A,B,C)                            BC30515
                       (except as noted below)
-----------------------------------------------------------------------------------------
                       Intermediate                            BC30517
-----------------------------------------------------------------------------------------
                       Growth and Income                       BC30516
-----------------------------------------------------------------------------------------
                       Prime Money Market                      BC30518
-----------------------------------------------------------------------------------------
                       Emerging Markets                        BC30514
-----------------------------------------------------------------------------------------
                       Tax Free Money Market (A,B,C)           BC30519
-----------------------------------------------------------------------------------------
                       Life Solutions Growth                   MF22391
-----------------------------------------------------------------------------------------
                       Life Solutions Balanced                 MF22390
-----------------------------------------------------------------------------------------
                       Life Solutions Income and Growth        MF22380
-----------------------------------------------------------------------------------------
                       High Yield Bond                         MF-31739
-----------------------------------------------------------------------------------------
                       International Growth Opportunities      MF-31779
-----------------------------------------------------------------------------------------
                       Real Estate Equity                      MF-31781
-----------------------------------------------------------------------------------------
                       Special Equity                          MF-31780
-----------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------
STATE                  FUND/PORTFOLIO                         FILE NO.
----------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------
Wisconsin              Money Market - Class A                      272542-03
----------------------------------------------------------------------------------------
                       US Govt. Money Market - Class A             272543-03
----------------------------------------------------------------------------------------
                       Yield Plus                                  272545-03
----------------------------------------------------------------------------------------
                       S&P 500 Index                               273218-03
----------------------------------------------------------------------------------------
                       Small Cap                                   273217-03
----------------------------------------------------------------------------------------
                       Matrix Equity                               273219-03
----------------------------------------------------------------------------------------
                       US Treasury Money Market                    272546-03
----------------------------------------------------------------------------------------
                       Intermediate                                278542-03
----------------------------------------------------------------------------------------
                       Growth and Income                           278543-03
----------------------------------------------------------------------------------------
                       Prime Money Market                          283893-03
----------------------------------------------------------------------------------------
                       Emerging Markets                            283892-03
----------------------------------------------------------------------------------------
                       Tax Free Money Market - Class A             291513-03
----------------------------------------------------------------------------------------
                       Active International                        302790-03
----------------------------------------------------------------------------------------
                       Bond Market                                 311189-03
----------------------------------------------------------------------------------------
                       Life Solutions Growth                       332642-03
----------------------------------------------------------------------------------------
                       Life Solutions Balanced                     332641-03
----------------------------------------------------------------------------------------
                       Life Solutions Income and Growth            332640-03
----------------------------------------------------------------------------------------
                       High Yield Bond                             348154-03
----------------------------------------------------------------------------------------
                       International Growth Opportunities          348155-03
----------------------------------------------------------------------------------------
                       Real Estate Equity                          348153-03
----------------------------------------------------------------------------------------
                       Special Equity                              348152-03
----------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------
Wyoming                Fund                                        17712
----------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------

                                                      [LETTERHEAD OF SSGA FUNDS]

       MANAGEMENT STATEMENT REGARDING COMPLIANCE WITH CERTAIN PROVISIONS
                    OF  THE INVESTMENT COMPANY ACT OF 1940



PricewaterhouseCoopers LLP                         October 2, 1998
One Post Office Square
Boston, MA 02109

We, as members of management of SSgA Funds (comprised of Money Market Fund, U.S. Government Money Market Fund, Matrix Equity Fund, S&P 500 Index Fund, Small Cap Fund, Yield Plus Fund, Bond Market Fund, Emerging Markets Fund, US Treasury Money Market Fund, Growth and Income Fund, Intermediate Fund, Prime Money Market Fund, Tax Free Money Market Fund, Active International Fund, Real Estate Equity Fund, International Growth Opportunities Fund, High Yield Bond Fund, Special Equity Fund, Life Solutions Balanced Fund, Life Solutions Income and Growth Fund, and Life Solutions Growth Fund) (the "Funds"), are responsible for complying with the requirements of subsections (b) and (c) of Rule 17f-2, "Custody of Investments by Registered Management Investment Companies," of the Investment Company Act of 1940. We are also responsible for establishing and maintaining effective internal controls over compliance with those requirements. We have performed an evaluation of the Funds' compliance with the requirements of subsections (b) and (c) of Rule 17f-2 as of May 29, 1998 and from February 27, 1998 (date of last examination) through May 29, 1998.

Based on this evaluation, we assert that the Funds were in compliance with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of May 29, 1998 and from February 27, 1998 (date of last examination) through May 29, 1998, with respect to securities reflected in the investment accounts of the Funds.


Very truly yours,
SSgA Funds


/s/ Lynn L. Anderson                /s/ Mark E. Swanson
-----------------------------       -----------------------------
Lynn L. Anderson                    Mark E. Swanson
President                           Assistant Secretary and Principal
                                    Accounting Officer

                         INDEPENDENT ACCOUNTANTS REPORT


To the Board of Trustees of SSgA Funds:

We have examined management's assertion about SSgA Funds (comprised of Money Market Fund, U.S. Government Money Market Fund, Matrix Equity Fund, S&P 500 Index Fund, Small Cap Fund, Yield Plus Fund, Bond Market Fund, Emerging Markets Fund, US Treasury Money Market Fund, Growth and Income Fund, Intermediate Fund, Prime Money Market Fund, Tax Free Money Market Fund, Active International Fund, Real Estate Equity Fund, International Growth Opportunities Fund, High Yield Bond Fund, Special Equity Fund, Life Solutions Balanced Fund, Life Solutions Income and Growth Fund, and Life Solutions Growth Fund) (the "Funds") compliance with the requirements of subsections (b) and (c) of Rule 17f-2 under the Investment Company Act of 1940 ("the Act") as of May 29, 1998, included in the accompanying Management Statement Regarding Compliance With Certain Provisions of the Investment Company Act of 1940. Management is responsible for the Funds' compliance with those requirements. Our responsibility is to express an opinion on management's assertion about the Funds' compliance based on our examination.

Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Funds' compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. Our examination was made without prior notice to the Funds. Included among our procedures were the following tests performed as of May 29, 1998, and with respect to the test of selected security purchases and sales, for the period from February 27, 1998 (date of out last examination) through May 29, 1998:

 . Confirmation of all securities held by institutions in book entry form by the Federal Reserve Bank of Boston, The Depository Trust Company, The
   Participants Trust Company, Boston Financial Data Services, Inc., CREST (London) and The First National Bank of Chicago;

 . Confirmation or inspection of documentation of all securities purchased but not received, hypothecated, pledged, placed in escrow, or out for transfer with brokers, pledgees and/or transfer agents;

 . Confirmation or inspection of documentation of foreign securities held by unaffiliated foreign subcustodians;

 . Reconciliation of all such securities to the books and records of the Funds and the Custodian (State Street Bank and Trust Company {Boston} and State Street Bank & Trust Company {London});

 . Confirmation of all repurchase agreements with brokers/banks and agreement of underlying collateral with State Street Bank and Trust Company records; and

 . Test of selected security purchases and security sales or maturities since our last examination from the books and records of the Funds to broker confirmations.

We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Funds' compliance with specified requirements.

In our opinion, management's assertion that the Funds enumerated above were in compliance with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of May 29, 1998, with respect to securities reflected in the investment accounts of the Funds is fairly stated, in all material respects.

This report is intended solely for the information and use of management of SSgA Funds and the Securities and Exchange Commission and should not be used for any other purpose.

                                    /s/ PricewaterhouseCoopers LLP

Boston, Massachusetts               PricewaterhouseCoopers LLP
October 2, 1998